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                                                                    EXHIBIT 23.2

                       [KPMG PEAT MARWICK LLP LETTERHEAD]



                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Claremont Technology Group, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-336701) on Form S-4 and in the registration statements (Nos. 33-358205 and 33-358209) of Complete Business Solutions, Inc. of our report dated August 14, 1997, with respect to the consolidated balance sheet of Claremont Technology Group, Inc. and subsidiaries as of June 30, 1997 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended June 30, 1997, which report appears in the Form 10-K of Complete Business Solutions, Inc. dated on or about March 25, 1999.

                                                           KPMG PEAT MARWICK LLP



Portland, Oregon
March 25, 1999